Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES DETAILS OF

THE DIVESTITURE PROCESS FOR ITS ANETH FIELD PROPERTIES;

BORROWING BASE REDETERMINED AT $225 MILLION

Denver, Colorado – April 17, 2017 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today announced that it has engaged Petrie Partners, LLC and Barclays Capital Inc. to act as financial advisors in connection with the previously announced disposition process for its Aneth Field properties in southeast Utah, in the Paradox Basin.  The Company anticipates that a virtual data room will be available in the coming weeks.  Certain overview materials regarding the properties have been posted to the Company’s website at www.resoluteenergy.com.  Parties interested in participating in the process should contact Andy Rapp at Petrie Partners (303.953.6768) or Steve Almrud at Barclays (713.236.2417) to arrange execution of a confidentiality agreement.

The Company also announced that pursuant to the spring borrowing base redetermination under its Third Amended and Restated Revolving Credit Facility, the Company’s new borrowing base has been set at $225 million, providing ample liquidity for the Company to fund the pending Reeves County, Texas acquisition scheduled to close in May and also to pursue its 2017 drilling program.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas.  Resolute also operates Aneth Field, located in the Paradox Basin in Utah.  For more information, visit www.resoluteenergy.com.  The Company routinely posts important information about the Company under both the Investor Relations and the News sections of its website.  The Company’s common stock is traded on the NYSE under the ticker symbol “REN.”

Contact

HB Juengling

Vice President - Investor Relations Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com